Exhibit 10.1

(Redacted portions subject to confidential treatment request)

DISTRIBUTION SERVICES AGREEMENT

This Distribution Services Agreement (“Agreement”) is made as of the 1st day of January, 2006 (the “Effective Date”), by and between AmerisourceBergen Drug Corporation (“AmerisourceBergen”), with an address at 1300 Morris Drive, Chesterbrook, PA  19087-5594 and Sciele Pharma, Inc. formerly known as First Horizon Pharmaceutical Corporation, with an address of Five Concourse Parkway, Suite 1800, Atlanta, Georgia 30328, (“Supplier”).

NOW, THEREFORE, for and in consideration of the mutual promises and obligations contained in this Agreement, the parties agree as follows:

1.             APPOINTMENT OF SUPPLIER

a.               Engagement.  AmerisourceBergen and Supplier agree to a nonexclusive arrangement where Supplier agrees to sell products (“Products”) to AmerisourceBergen on the terms and conditions set forth in this Agreement and any amendment or addendum thereto so that AmerisourceBergen may distribute the Product to AmerisourceBergen customers ( “Customer” or “Customers”).  Supplier hereby appoints AmerisourceBergen (and all of its distribution centers) as an authorized non-exclusive distributor of record for all of its Products.  Furthermore, Supplier will comply with all federal and state laws requiring Supplier to publicly identify all of its authorized distributors.

b.              Term.  This Agreement is effective as of the date set forth above (the “Effective Date”) and will continue in effect for two years.  Thereafter, this Agreement will automatically renew for subsequent terms of one additional year, unless otherwise terminated by a party as allowed herein.

c.               Breach and Termination.  Either party may terminate this Agreement for cause, upon 30 days’ written notice of a material default to the other party of the reason for termination, and failure of that party to cure the default within the 30 day period.  Either party may terminate this Agreement with or without cause upon forty-five (45) days prior written notice to the other party.  Any amounts due shall be payable within 30 days of termination.

2.             PRICE, PAYMENT AND INVENTORY LEVELS

a.               Terms of Payment.  Unless otherwise agreed, AmerisourceBergen will pay all Supplier invoices for undisputed orders in accordance with the due dates specified; provided, in no instances shall be less than 2% 30 days, net 31 days.  From time to time AmerisourceBergen may request that a duly authorized officer of Supplier sign a certificate that Supplier is in full compliance with the terms and conditions of this paragraph.

b.              Electronic Payments.  Supplier will provide AmerisourceBergen float days equivalent to 2% 35 days net 36 days for all electric fund transfers (“EFTs”). Without AmerisourceBergen’s prior written consent, the Supplier shall not have the right to debit any AmerisourceBergen account electronically. AmerisourceBergen shall not be deemed in default or lose any cash discount by reason of any delay in receipt or non-receipt by Supplier of funds transferred by EFT unless the delay or non-receipt is the result of the negligence or willful misconduct of AmerisourceBergen. Supplier shall immediately remit any monies due to AmerisourceBergen in the event of a debit balance situation that persists for more than five (5) days.

c.               Services Fees.  Supplier shall pay a Services Fee to AmerisourceBergen for primary distribution services, which consist of the stocking, packing and shipment of Products, providing inventory and sales  data, credit and billing processing, accounts receivables management, contracts and chargeback administration and the fulfillment of the obligations set forth in Paragraph 3 below (collectively referred to as “Primary Distribution Services”).  The Services Fee amount is set forth in Exhibit C (Services Fee).

    d.                          Post Price Increase Buy In Allocations. Supplier may elect to provide AmerisourceBergen, in its sole discretion, allocations of Product at the price prior to a price increase. The Economic Benefit (defined in Exhibit C)  realized by AmerisourceBergen for such purchases at the old price will be calculated as a Credit to the Service Fee as set forth in Exhibit C.  Products purchased for customers that receive Federal Statutory Pricing(1) (“Federal Customers”) shall not be included in the Post Price Increase Buy In Allocation or any other discounts or price allowance offered to AmerisourceBergen by Supplier.

  e.                                 Inventory Levels.   During the term of this Agreement, AmerisourceBergen shall maintain at all times a stock of Product(s) sufficient to supply the demand of its customers provided, however, such stock shall be not less than forty **** **** **** nor more than ********* **** **** of AmerisourceBergen’s expected sales to customers as determined by its Customary Practice unless otherwise agreed to by Supplier in writing.  The term “Customary Practice” means, at any given time, the average of the total quantity of Products (by NDC number) sold by AmerisourceBergen to Customers over the immediate preceding ***** *** *****.  The Inventory Levels set forth in this section reflect an additional *** *** ***** stock of Product(s) for Supplier’s Disaster Recovery plan.

AmerisourceBergen shall have no obligation to maintain the minimum Inventory Level of a particular Product if such Product is unavailable from Supplier.

f.                 Inventory and Sales Reports.  AmerisourceBergen shall prepare Inventory and Sales Reports and, for the duration of this Agreement, provide Supplier with such Inventory Reports (an “852”) on a weekly basis and  Sales Reports (an “867”) monthly.  All such Inventory and Sales Reports shall be transmitted in EDI format  each Monday no later then 8:00 AM (Eastern Standard Time) and shall include the information set forth in Exhibit A.   Within 30 days after the execution of this Agreement, the parties shall examine and test the capability of their respective EDI systems and complete implementation of a mutually agreeable system whereby transfers of information can be made effectively and on a consistent basis.  In the event that critical internal support systems and electronic communication links, including EDI, are not available for three (3) consecutive business days, the parties will cooperate to promptly implement substitute procedures to document the information customarily sent by EDI and prevent interruptions to each other’s business.

AmerisourceBergen shall include sufficient data in the Inventory and Sales Reports and Data Reports so that Supplier can determine and evaluate the on-hand and on-order inventory, purchases, returns and chargebacks made by Federal Customers.

In addition to the Inventory and Sales Reports above, AmerisourceBergen agrees to provide the following EDI reports:  820-Electronic Funds Transfer;  844 -Electronic Chargeback;  and 849-Electronic Chargeback reconciliation (collectively, “Data Reports”).  The foregoing Data Reports shall be provided to Supplier on a weekly basis.

3.             AMERISOURCEBERGEN OBLIGATIONS

a.               Stock Product.  AmerisourceBergen will maintain sufficient stock of Products to satisfactorily supply customer base demand.

b.              Legal Compliance.  AmerisourceBergen will comply with federal, state and local laws governing the purchase, handling, sale, and distribution of Products.

(1) Customers that receive Federal Statutory Pricing include but not limited to Department of Defense (DOD), Veterans Administration (VA), Disproportionate Share Hospitals (DSH), and Public Health Services (PHS).

c.               Documentation.  Upon request with respect to any order for controlled substances, AmerisourceBergen will furnish Supplier with commercially reasonable assurances that (1) AmerisourceBergen is authorized to possess and distribute such controlled substances under federal law, and (2) AmerisourceBergen is in compliance with all federal regulations and guidelines promulgated under the Controlled Substances Act of 1970, as amended, with respect to the purchase, handling, storage, repackaging, sale, and distribution of the controlled substance ordered.

d.              Electronic Orders.  AmerisourceBergen will submit orders electronically in industry standard format.

e.               Drop Shipments.  AmerisourceBergen will honor all invoices billed to AmerisourceBergen for drop shipments authorized by AmerisourceBergen, provided that the Product has been delivered and the invoice is not disputed by customer.

f.                 Storage Conditions.  AmerisourceBergen will maintain Products under proper conditions, both in storage and in transit to AmerisourceBergen customers.  Product requiring special storage conditions may be subject to an additional handling fee.

g.              Short Dated Product.  AmerisourceBergen will accept short dated Product in its sole discretion and on a case-by-case basis.

h.              Internal Controls.  AmerisourceBergen will maintain internal controls to facilitate compliance with its obligations under this Agreement.

i.                  AmerisourceBergen agrees to purchase 100% of its requirements of Products directly from First Horizon.  Furthermore, AmerisourceBergen agrees to order the minimum quantities for each Product set forth in the attached Exhibit D.

       j.    [Intentionally Deleted]

k.               Within thirty (30) days of signing this Agreement, AmerisourceBergen shall provide to Supplier the names and contact information of the AmerisourceBergen employee primarily responsible for managing and maintaining this Agreement and current Customer contracts that effect this Agreement.

4.             SUPPLIER OBLIGATIONS

a.               Electronic Orders.  Supplier will accept AmerisourceBergen orders electronically in the industry standard format.

b.              Set-up Sheets.  Upon the request of AmerisourceBergen, Supplier will provide AmerisourceBergen with completed New Vendor Set-Up form.  Supplier will provide AmerisourceBergen with a completed HDMA Form for all new items, in addition to any promotional fact sheets for all promotions. Supplier is responsible for the accuracy of the form.  AmerisourceBergen will not be responsible for Supplier’s errors.  Incomplete forms will not be processed.

c.               Delivery Times.  Supplier will make commercially reasonable efforts to ship all AmerisourceBergen orders completely and to deliver them within a mutually agreeable schedule.  Notification of Products identified as backordered, discontinued or unavailable must be provided to AmerisourceBergen, in writing, within forty eight (48)  hours.

d.              [Intentionally Omitted]

e.               [Intentionally Omitted]

f.                 Shipping Labels.  Supplier agrees to clearly label all cartons and pallets with the following shipping information:

AmerisourceBergen Purchase Order Number

Ship-From Address

Ship-To Address

g.              Drop Ship Orders.  In the event AmerisourceBergen or Supplier elects to drop ship Product(s) to an AmerisourceBergen customer, all other provisions of the Agreement, including returns, remain in effect. Supplier must verify in advance that customer is in good standing with the servicing AmerisourceBergen division.

h.              Invoicing.  The Supplier will not invoice orders until the Product has been shipped to AmerisourceBergen.  If orders are not released on the date of the invoice, Supplier will add additional float days to the payment terms.  Invoices transmitted electronically will be sent in the industry standard format.

i.                  Shipment Charges, Title and Risk of Loss.  All orders are to be shipped by Supplier to AmerisourceBergen FOB destination, freight prepaid by Supplier.  Supplier shall pay for insurance.    Title to and risk of loss of Products sold hereunder will pass to AmerisourceBergen upon delivery at the designated destination by Supplier.

j.                  Short Dated Product.  Supplier agrees to ship Products with not less than 12 months’ shelf life remaining, unless Product is manufactured with a limited shelf life less than the above, in which case such Product will be shipped per Supplier’s/manufacturer’s guidelines.  At AmerisourceBergen’s discretion, short dated Product may be accepted on a case-by-case basis in individual purchase situations.

k.               Notice of Promotional Activities/Buy-in Opportunities.  Supplier agrees to provide AmerisourceBergen prior notice of marketing activities to AmerisourceBergen customers involving guaranteed sale provisions and/or other distribution and promotional activities.

l.                  Price Protection.  Supplier agrees to provide price protection to AmerisourceBergen and to adjust on-hand and in-transit inventory in the event of a product price reduction.

m.            Accounts Receivable Statement.  Supplier agrees to provide AmerisourceBergen with accounts receivable electronic statements of all open transactions.

n.              Date of Price.  Supplier agrees to accept purchase orders at the prices in effect on the day the order is transmitted.  Supplier will notify AmerisourceBergen within seventy-two (72) hours of the order date of any Product adjustments or held purchase order delays.

o.              Price Changes.  Supplier agrees to electronically communicate all price changes to AmerisourceBergen no later than 4:00 p.m. Eastern Standard Time the business day prior to the effective date of price change to:  PDM@amerisourcebergen.com and the Director, Brand Rx Product Development and the Analyst, Brand Rx. p.

p.              Credits.  Supplier will pay AmerisourceBergen all undisputed compensation due (including without limitation, payments, credits, product allocations, and/or bill-back program amounts) within 30 days of determination.  Exceptions shall be resolved with AmerisourceBergen  Accounts Payable Department. AmerisourceBergen reserves the right to take deductions.

 q.           Allocation.  Supplier agrees to work with AmerisourceBergen to ensure that any allocation program does not cause an out-of-stock situation.  If AmerisourceBergen validates to Supplier a potential out-of-stock condition, Supplier will adjust AmerisourceBergen’s allocation to meet demand.

r.                 Product Recall Reimbursement.  Supplier agrees to abide by all HDMA published guidelines for product recall reimbursement.

s.               Legal Compliance.  Supplier will comply with all applicable federal, state and local laws including but not limited to those laws governing the manufacture, purchase, handling, sale, marketing and distribution of Products purchased under this Agreement.

t.                 Supporting Information.  Supplier shall provide any documentation or instructions to AmerisourceBergen              reasonably necessary for full compliance with federal, state and local laws with respect to the handling, storage and distribution of the Products.  Supplier shall maintain federal, state and local registrations necessary for the lawful handling of all Products and immediately notify AmerisourceBergen of any denial, revocation or suspension of any such registration or any changes in the Products which AmerisourceBergen is authorized to distribute. Supplier shall report final judgments against Supplier in any administrative, civil or criminal action by local, state or federal authorities against Supplier, its officers or employees, regarding violations of the Controlled Substances Act of 1970, as amended, or other comparable legislation, and provide AmerisourceBergen with complete information concerning the disposition of such action.

u.              Guaranty of Sale for New Product Launches.  Recognizing the uncertainty associated with new Product launches, the parties agree that prior to the delivery of the initial stocking order, AmerisourceBergen and Supplier will jointly determine the amount of the initial stocking order that will be sold to AmerisourceBergen in a mutually agreed upon time frame.

5.             RETURNS

a.               AmerisourceBergen will have the right to return to Supplier Products in accordance with the Return Goods Policy, as amended.  The current Return Goods Policy is attached as Exhibit E.

b.              Supplier will accept AmerisourceBergen returned Products from a third party reverse distribution processor.  Any fees or expenses associated with the third party reverse distribution processor shall be paid by AmerisourceBergen.

6.             DAMAGED PRODUCTS

Should Products sold to AmerisourceBergen be received in damaged condition (whether noted at receipt or hidden), AmerisourceBergen will note on the delivery slip the apparent damage and shall request that the Supplier remedy the situation by accepting prompt return of Product and issuance of a credit. Damage will be reported promptly to Supplier’s customer service department to determine the disposition instructions. AmerisourceBergen shall hold such damaged Products for inspection by the insurer, the carrier, or Supplier’s designated representative for up to forty-five (45) days.

7.             SHIPMENT ERRORS

In the event of an incomplete shipment, a shortage in shipment, the misdirection of any delivery, or any overshipment  resulting from  or caused by Supplier’s error, the Supplier shall immediately contact the AmerisourceBergen purchasing department upon discovery  and  the parties shall mutual agree upon the appropriate action to take.   If the shipment error is caused by or resulting from Supplier’s error, then Supplier will be responsible for related freight or accessorial charges.

8.             SUPPLIER DIRECT-TO-CUSTOMER CONTRACTS

a.               Participating Customers.  Any customer having a current direct purchase contract with Supplier (the “Participating Customer”) may request that such purchases be made through AmerisourceBergen as a vendor.  Such request must be made by the Participating Customer to AmerisourceBergen in writing. AmerisourceBergen reserves the right to accept or refuse any such request in its sole discretion. Supplier shall inform AmerisourceBergen of the terms, pricing, and other relevant details of its contract with the Participating Customer.  Contract updates and changes should immediately be submitted to the AmerisourceBergen Contract Department for prompt application.

b.              Termination/Modification. AmerisourceBergen reserves the right to terminate participation in the Supplier’s direct-to-customer programs within forty (45) days notice to Participating Customer and Supplier.  In the event of such termination, AmerisourceBergen shall receive credit for sales made prior to the date of termination, provided that all such sales are reported within the periods indicated above.  AmerisourceBergen reserves the right to return to Supplier any excess inventory of product(s) resulting from program termination.

9.             INSPECTION OF RECORDS

Supplier and AmerisourceBergen agree to maintain complete and accurate records of all transactions related to the conduct of business.  During the term of this Agreement and for a period of one year thereafter following termination or expiration of the Agreement, both parties will permit inspection of records upon reasonable notice during regular business hours for the purpose of resolving business disputes. If based on any such inspection or audit it is determined that either party has received excess credits or taken any unearned discounts, the party shall immediately pay any excess amount.

10.          CONFIDENTIALITY

All documents and other information provided to a party by the other party pursuant to this Agreement, including any information concerning prices, quantities purchased by any customer, data or other terms and conditions, shall be held by the receiving party  in strict confidence and not disclosed either directly or indirectly to any third party and shall only be used for purposes of fulfilling the receiving party’s obligations under this Agreement.  Both parties acknowledges that money damages alone may not be a sufficient remedy for any violation by it of the terms of this Agreement addressing use or disclosure of  confidential information of the disclosing party and that the disclosing party  may be entitled (in addition to any other remedies which may be available to it at law or in equity) to specific performance and injunctive relief as remedies for any such violation.  Each party shall keep the terms and conditions of this Agreement and any amendments or addenda thereto confidential.

Notwithstanding anything to the contrary in this Agreement, the receiving party shall have no liability to the disclosing party for the use or disclosure of  such information as the receiving party can establish by written documentation to:

(a)                                  have been publicly known prior to disclosure by the disclosing party of such information to the receiving party;

(b)                                 have become publicly known without fault on the part of the receiving party, subsequent to disclosure to the receiving party;

(c)                                  have been received by the receiving party at any time from a source, other than the disclosing party, lawfully having possession of and the right to disclose such information;

(d)                                 have been otherwise known by the receiving party prior to disclosure by the disclosing party to the receiving party of such information; or

(e)                                have been independently developed by the receiving party without use of such information.

A party receiving Confidential Information may disclose such Confidential Information if required to do so by a court (or other tribunal of competent jurisdiction), any governmental body or as required under any applicable laws, rules or regulations provided that (i) the party required to disclose such Confidential Information provides prompt notice of such pending disclosure to the disclosing party so that the disclosing party can seek a protective order, and (ii) the party required to disclose such Confidential Information shall exercise reasonable efforts to ensure that the information is accorded confidential treatment by the court or other tribunal.

The provisions of this Section shall survive for a period of two (2) years following the termination of this Agreement.

11.                               WARRANTY

Supplier warrants that Product shipped from Supplier will not be adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act, as amended, and the regulations promulgated thereunder (“Act”), or within the meaning of any applicable state or municipal law in which the definition of adulteration and misbranding are substantially the same as those contained in the Act. (collectively the “Applicable Laws”)   THIS WARRANTY IS IN LIEU OF ALL OTHER WARRANTIES, EXPRESSED OR IMPLIED AND SUPPLIER EXPRESSLY DISCLAIMS ANY AND ALL OTHER WARRANTIES INCLUDING WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE EXCEPT AS OTHERWISE CONTAINED HEREIN AND IN ANY CONTINUING GUARANTY AND INDEMNIFICATION AGREEMENT DELIVERED BY SUPPLIER TO AMERISOURCEBERGEN.

12.  RELATION OF PARTIES

a.               Except as otherwise specified, AmerisourceBergen is acting pursuant to this Agreement in the capacity of an independent contractor distributing the Products of Supplier as well as products of other manufacturers.

b.              AmerisourceBergen shall not have the authority to bind Supplier unless otherwise agreed to between Supplier and AmerisourceBergen.

c.               Supplier shall not use AmerisourceBergen’s name, trademarks or commercial symbols without the prior written consent of AmerisourceBergen.

d.              Nothing contained in this Agreement shall be interpreted or construed so as to characterize the relationship between the parties as a joint venture, partnership, agency or franchise for any purposes whatsoever.

13.          INDEMNIFICATION

a.             AmerisourceBergen  shall indemnify, defend and hold harmless the Supplier, its agents, servants, employees, officers, directors, attorneys, subsidiaries, affiliates, parent and assigns from and against all claims (including, but not limited to, product liability claims) losses, damages, liabilities and expenses (including, but not limited to, reasonable attorneys’ fees and court costs) (collectively, “Claims”) to the extent arising from negligence, willful misconduct, illegality,  material breach of this Agreement or wrongdoing of any kind alleged or actual on the part of AmerisourceBergen.  This is in addition to any remedies specifically set forth elsewhere in this Agreement. Notwithstanding the foregoing indemnification obligation, AmerisourceBergen shall have no obligation to indemnify Supplier for Claims to the extent resulting from or caused by negligence, willful misconduct or breach of this Agreement by Supplier or its agents, representatives or subsidiaries.  Supplier hereby agrees to defend, indemnify and hold AmerisourceBergen and each of its subsidiaries harmless against any Claims  to the extent arising as a result of (a) actual or alleged violation of Applicable Laws by virtue of which Products at the time of shipment from Supplier are  adulterated, misbranded or otherwise not in full compliance with or in contravention of Applicable Laws, (b) possession, distribution, sale and/or use of any Products of Supplier, including any prosecution or action by any governmental body or agency or by any private party for misbranded or adulterated Product within the meaning of Applicable Laws, including claims of bodily injury, death or property damage, (c) any actual or asserted claim that Supplier’s Products infringe any proprietary or intellectual property rights of any person, including infringement of any trademarks or service names, trade names, trade secrets, inventions, patents or violation of any copyright laws or any other applicable federal, state or local laws, and (d) any actual or asserted claim of negligence, willful misconduct or material breach of this Agreement.  Notwithstanding the foregoing indemnification obligation, Supplier shall have no obligation to indemnify AmerisourceBergen for Claims to the extent resulting from or caused by negligence, willful misconduct or breach of this Agreement by AmerisourceBergen or its agents, representatives or subsidiaries.

Supplier further agrees to maintain primary and noncontributing Products Liability Insurance of not less than U.S. $5,000,000.00 per occurrence, Combined Single Limit (Bodily Injury and Property Damage) including AmerisourceBergen Corporations and its subsidiary companies as Additional insureds, including a Broad Form Vendors Endorsement, with provision for at least 30 days’ prior written notice to the additional insureds in the event of cancellation or material reduction of coverage, and upon request promptly submit satisfactory evidence of such insurance.  All insurance coverage must be with a carrier with at least an A. M. Best rating of A VII including any deductible or self-insurance risk retained by Guarantors.  In combination with significant excess liability insurance, any retained risk must be commercially reasonable, actuarially sound, and acceptable to AmerisourceBergen Corporation, at its sole discretion.  .  In combination with liability insurance, any retained risk must be commercially reasonable and actuarially sound.  Supplier warrants that its assets are sufficient to cover any self-insurance liability it assumes under this Agreement.

14.          MISCELLANEOUS

a.               Notice. Any notice required or permitted hereunder shall be deemed given when deposited, postage prepaid, certified, return receipt requested, in the United States mail addressed to the receiving party at its address indicated on page 1 of this Agreement or to such other address as such party shall have indicated by written notice. A copy of any notice provided to AmerisourceBergen must also be sent to AmerisourceBergen’s General Counsel at the AmerisourceBergen address listed on page 1.

b.              Assignment. This Agreement may not be assigned by either party without the prior written consent of the other party.  Notwithstanding the foregoing, either party  may assign its rights and obligations hereunder without the consent of the other party  to a subsidiary or affiliate or to an entity which purchases all or substantially all of  the assigning party’s stock or assets or acquires control of the assigning party , whether by merger, consolidation or any other means.

c.               Governing Law/Interpretation. The Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Pennsylvania. The parties have jointly negotiated this Agreement and, thus, neither this Agreement nor any provision will be interpreted for or against any party on the basis that it or its attorney drafted the Agreement or the provision at issue.  Headings of the various Sections are not part of the context of this Agreement, and are only labels to assist in locating those Sections, and will be ignored in construing this Agreement.  When this Agreement requires approval of one or more parties, such approval may not be unreasonably withheld or delayed.  Words, regardless of the number and gender specifically used, will be construed to include any other number, singular or plural, and any gender, masculine, feminine, or neuter, as the context requires.  “And” includes “or.”  “Or” is disjunctive but not necessarily exclusive.  “Including” means “including but not limited to.”  The parties hereby consent to jurisdiction of Pennsylvania’s courts and, for any litigation that may arise out of this Agreement, stipulate to venue in the state and federal courts serving Chester County, Pennsylvania, as the sole proper venue.

d.              Legal Compliance. It is the intent of the parties to this Agreement to comply now, and hereafter during the term of this agreement, with all federal, state, professional and other laws, statutes, regulations, rules, policies and protocols applicable to the subject matter of the Agreement and the relationship of the parties, including, without limitation, any reporting obligations (such as Average Selling Price) under any state or federal law. In the event there is any change in law, regulation or interpretation thereof that has the effect of prohibiting any right or obligation of a party under the agreement or materially affects such right or obligation, then such party may upon notice to the other party immediately terminate this agreement in whole or in part.

e.               Force Majeure. Each party’s obligation under this Agreement will be excused to the extent any delay is caused by strikes or other labor disturbance, acts of God, war, or other conditions beyond the reasonable control of that party, but only during the duration of such condition.

f.                 Benefits. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

g.              Complete Agreement. This Agreement contains the entire agreement between the parties and supersedes any prior agreement or understanding concerning the subject matter herein between the parties.

h.  Modification. This Agreement may be modified, or rights hereunder waived, only in a writing signed by both parties that expressly references this Agreement.

i                     Publicity.  Neither party shall have the right to issue a press release, statement or publication regarding the terms and conditions of or the existence of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized representatives.

SCIELE PHARMA, INC.		AMERISOURCEBERGEN DRUG CORPORATION

By:	/s/ Darrell Borne	By:	/s/ Anthony T. Jackson

Title:	Darrell Borne, CFO	Title:	VP Brand RX

Date:	07/12/06	Date:	07/19/06

Exhibit A

Data Elements for Inventory and Sales Reports

1.                                       Current inventory quantity available - indicates the quantity available to be sold or shipped by distribution center for All Distribution Centers

2.                                       Quantity on order, not yet received - total quantity expected to be received from Supplier for current reporting period, but not yet received by distribution center for All Distribution Centers

3.                                       Quantity sold by distribution center for All Distribution Centers

4.                                       Quantity out of stock

5.                                       Additional demand quantity - sums the last three months of order quantity from order detail file, subtracts the sum of the last three months of credit quantity from credit detail file, and divides by number of days over past three months

6.                                       Planned inventory quantity for replenishment purposes

7.                                       Morgue Reports shall be generated monthly and sent to First Horizon by distribution center for All Distribution Centers

EXHIBIT C - Services Fee

A Service Fee will be paid annually based on purchases made by AmerisourceBergen during the term of the Agreement at the price of the Product at the time of purchase.

The term “Service Fee” shall mean the **** ******* **** fee that will be paid to AmerisourceBergen by Supplier in each year based upon the total dollar volume of Product purchased by AmerisourceBergen during such year.

Credits on Service Fee:

Supplier will receive Credits towards the Service Fee for the Economic Benefit received or realized by AmerisourceBergen.  “Economic Benefit” means the total savings received or realized by Amerisource Bergen including the economic benefit derived from price appreciation on Aggregate Inventory after a Supplier’s pricing action.  In the event AmerisourceBergen elects to participate in Post Price Increase Buy In Allocations; discounts; off invoice allowances; or any other promotional deals or discounts offered by Supplier (collectively “Discounts”) , any economic benefit received or realized by AmerisourceBergen from Discounts shall be credited toward the Service Fee.

Service Fee shall be calculated based upon the following formula:

Service Fee Formula:

(Total AmerisourceBergen purchases) X **** less Credits

AmerisourceBergen shall invoice Supplier semi-annually for the previous two calendar quarters.  Such invoices shall be delivered to Supplier on or before the July 15th and January 15th.

Invoices shall include sufficient detail to allow Supplier to verify and audit AmerisourceBergen’s calculation set forth in the invoice. Supplier shall pay undisputed invoice amounts within forty-five (45) days of Supplier’s receipt of invoice.

Exhibit D

Minimum Order Quantities

Product	NDC #	Order Qty
Robinul 100’s	5963020010	**
Robinul Forte	5963020510	**
Nitrolingual Pumpspray 200	5963030020	***
Nitrolingual Pumpspray 60	5963030065	**
Ponstel 100’s	5963040010	**
Tanafed DP 4oz	5963046504	**
Tanafed DP 16oz	5963046516	**
Tanafed DMX 4 oz	5963047004	**
Tanafed DMX 16oz	5963047016	**
Sular 10mg	5963044010	**
Sular 20mg	5963044110	**
Sular 30mg	5963044210	**
Sular 40mg	5963044310	**
Cognex 10	5963019012	**
Cognex 20	5963019112	**
Cognex 30	5963019212	**
Cognex 40	5963019312	**
Furadantin 470 mL	5963045016	*
Prenate Elite 90’s	5963041190	**
Optinate 30s	5963041230	**
Zoto	5963013503	**
Fortamet 1000mg	6202257560	**
Fortamet 500mg	6202257460	**
Altoprev 20mg	6202262830	**
Altoprev 40mg	6202262930	**
Altoprev 60mg	6220226303	**
Triglide 50mg	5963048090	**
Triglide 160mg	5963048590	**

Exhibit E

RETURN GOODS POLICY